EXHIBIT 10.1

Memorandum of Understanding for Proposed Manufacturing
and Distribution Agreement in Malaysia with ZAP

CONFIDENTIAL AND PROPRIETARY INFORMATION
Binding MEMORANDUM OF UNDERSTANDING for proposed Manufacturing and Distribution Agreement in Malaysia with ZAP
August 17, 2009

The following is a Memorandum of Understanding with respect to a proposed transaction between ZAP (“ZAP”), a California incorporated company, with headquarters at Santa Rosa, California and ETI Tech Corporation Berhad (“ETI Tech” or “the Company”), headquartered in Kulim, Kedah Darul Aman, Malaysia.

This Memorandum of Understanding is intended to provide a framework for final contract agreement regarding ZAP’s proposed Manufacturing and Distribution Agreement with ETI Tech (“the Transaction”) and is meant to be binding while final contract agreement is being completed. Accordingly, all terms under “Fees and Expenses”, “Confidentiality” and “Governing Law”, are binding while the companies enter into definitive agreements regarding the subject matter of this Memorandum of Understanding.

Parties
ZAP (“ZAP”), headquartered at 501 4th Street Santa Rosa CA 95401 USA, was founded in 1994 and listed on NYSE in 2006. ZAP is a leading global distributor of alternative fuel technology vehicles with more than 50 dealers in the US and its vehicles distributed in over 75 countries.

ETI Tech Corporation Berhad (“ETI Tech” or “the Company”), headquartered at Lot No. 12, Industrial Zone Phase II, Kulim Hi-Tech Park, 09000 Kulim, Kedah Darul Aman, Malaysia and listed on the ACE Market (formerly the MESDAQ Market of Bursa Malaysia), is principally involved in the research and development and commercialization of Polymer Lithium Ion (“PLI”) batteries.

This Memorandum of Understanding represents the agreement and understanding between ZAP and ETI Tech.

Confidentiality	This Memorandum of Understanding, the contents hereof and the parties’ discussions related hereto shall be kept confidential unless otherwise agreed by both parties for press purposes.
Deal Consideration
1. Zap agreed to incorporate ETI Tech Battery together with the Battery Management System (“BMS”) for its current and future electric vehicle products in the following order:

a. Zappy
b. Zapino
c. ATV
d. Others to be defined

2. Zap will appoint ETI Tech or ETI Tech identified partner(s) to design and produce the above electric vehicle products and incorporate ETI Tech Battery together with the BMS into the said products.

3. It is the intention of ZAP and ETI Tech to embark on a Joint Cooperation whereby ZAP will distribute ZAP Electric vehicles produced by ETI Tech or ETI Tech identified partner(s) in Malaysia and will be the manufacturing partner, supplier, and or distributor for the Middle East through Al Yousuf Group.

4. Zap will license ETI Tech to develop the “Alias” model of the electric car and will appoint ETI Tech as its distributor for Malaysia and Middle East with the cooperation of Al Yousuf Group.

Fees and Expenses	Each party will separately bear its own expenses, including the fees and disbursements of counsel, investment bankers and accountants incurred in connection with the transaction contemplated herein.
Representations and Warranties
Customary representations and warranties for a transaction of this kind with full disclosure of any contractual obligations Zap or the Company has, as well as all subsidiaries, joint ventures or other such agreements that are signed, pending or outstanding, that would require Zap or the Company to deliver products, designs or perform services in the past, present or in the future.

Covenants
Customary pre-closing covenants to ensure that during the period between signing and closing the Company and ZAP will continue to operate its business in the ordinary course, maintaining full confidentiality of this until mutual parties agree to disclose the ready to execute contractual agreement for this Transaction.

Principal Conditions	Conditions to closing would include, among other things:
• Any required ZAP and the Company’s shareholder approvals for the transaction.
• Necessary legal regulatory approvals if any, applicable to the Company or ZAP
Timing	Time is of the essence. Completion of the definitive agreement, if entered into, is anticipated to be no more than ninety (“90”) days from the date of this Memorandum of Understanding.
Expiration Date
If no definitive agreement is presented by ZAP to ETI Tech on or before 5:00pm, ninety (“90”) days from signing this Memorandum of Understanding, Pacific Standard Time, this Memorandum of Understanding shall be considered to lapse and expire without further action unless otherwise extended through mutual documented consent, save and except the provisions under “Fees and Expenses”, “Confidentiality” and “Governing Law”.

Governing Law	This Memorandum of Understanding shall be governed and construed in accordance with the laws of the California

This Memorandum of Understanding has been executed by the undersigned as of the date first written above.

ZAP

/s/ Steven Schneider	08/17/09
By: Steven Schneider	Date
Title: CEO

ETI Tech Corporation Berhad

/s/ Dennis Chuah	08/17/09
By: Dennis Chuah	Date
Title: Director